Exhibit 10.14
[Actuant Letterhead]
March 4, 2013

Mr. William Axline
[address]

Re:	Consulting Agreement
Dear Bill,
As we have discussed, Actuant Corporation ("Company") is excited to engage your services as a consultant following your retirement from the Company on March 31, 2013. The following, which is subject to your approval, sets forth our proposed agreement:

Term and Termination
The term of this Agreement will begin on April 1, 2013 and end on March 31, 2014. Notwithstanding the foregoing, either party may terminate this Agreement at any time upon thirty (30) days prior written notice.

Consulting Services
Subject to the terms and conditions set forth in this Agreement, the Company will retain you as a consultant to assist the Company with those activities and projects requested by the Company from time to time (“Consulting Services”). All Consulting Services will be clearly defined in a written Scope of Work and will be subject to the mutual acceptance of both parties. In performing the Consulting Services, you will at all times be acting as an independent contractor.

Compensation
As compensation for performing the Consulting Services, the Company will pay you $1,000 per day and reimburse you for reasonably incurred travel and expenses. To receive payment, you will invoice the Company on a quarterly basis and include appropriate documentation substantiating your expenses. It is understood by the parties that de minimis activities, such as short phone calls, will be included in the daily compensation and will not be billed separately.

Non-Disclosure
Except as expressly authorized by the Company in writing, at no time during the term of this Agreement and at no time after its termination, will you publish, disclose or otherwise make known any information concerning the Company, its business, or its relationships with customers, which you became aware of in the course of performing the Consulting Services.

Non-Competition
During the term of this Agreement and for the one-year period after its termination, you agree to not accept employment with, provide services to, or otherwise engage in any work or business activity for any company that is a competitor or direct or indirect customer of the Company insofar as such employment, services, work or business may involve or be closely related to the services provided by you under this Agreement, or where any third party which competes with the Company in the field of this Agreement might be benefited by the services rendered or information gained by you under this Agreement.

Applicable Law	This Agreement will be governed by the laws of the State of Wisconsin.

If you are in agreement with all of the terms set forth above, please sign both copies of this Agreement where indicated below and return one copy to me at your earliest convenience.

Sincerely yours,	Agreed to this ___7th___ day of March, 2013.

/s/ Mark Goldstein	/s/ William Axline
Mark Goldstein	William Axline
Chief Operating Officer